MITCHELL CAPITAL MANAGEMENT

CODE OF ETHICS

Mitchell Capital Management Company exists for and is dedicated to providing high quality investment management to our clients. We expect the highest level of ethical and professional conduct from all our employees. We acknowledge our fiduciary responsibility to our clients, which includes maintaining strict confidentiality regarding all client information.

CONFIDENTIALITY POLICY

No employee of MCM is allowed to discuss any client account outside the office without prior approval of the Portfolio Manager. No employee is allowed to discuss the client’s account with another professional (accountants, attorneys, etc) without receiving approval from the client first. All approvals are to be noted in our database – APX.

All email communication with clients, brokers, custodians, etc. should avoid containing personal, non-public information (account number, social security number, etc.). If this information must be sent via email, then it can only be sent to another email that has forced Transport Layer Security (TLS) encrypted for all inbound/outbound email transmissions with our server. If we do not have forced TLS communication set up, then the information must be sent in password protected files. The password must be sent in a separate email or given over the phone.

All documents related to our client’s accounts that contain account information such as Tax ID numbers, account numbers, or account values are to be shredded. MCM has contracted with Shred-It to provide shredding services. This company is bonded by AMCO up to $1,000,000 ($2,000,000 aggregate). The shredding containers in our office space are locked at all times in the equipment supply room.

Following is a suggested list of documents that will need to be shredded. There may be other documents that you need to shred that are not listed below.

•	Client statements on trading accounts (that are not being kept for storage)

•	Client quarterly reports

•	Client investment reports

•	Any items that contain client specific information (account numbers, Tax ID numbers, address, etc)

•	Any items that contain firm specific information such as corporate account numbers, balances, payables, receivables, etc.

PERSONAL TRANSACTIONS

All employees shall submit a report to the compliance manager at the end of each calendar quarter that lists all personal securities trading over the past three months. The report shall cover transactions in personal accounts and accounts of family members and trusts of which they are trustees or which they have a beneficial interest. The report should include the name of the security, the date of the transaction, quantity, price, and broker/dealer through which the transaction was affected.

Transactions in mutual funds (except MCM’s All Cap Growth Fund), ETFs, annuity, and insurance contracts, certificates of deposit, and U.S. Treasury Securities do not need to be reported. No personal transactions in a security are permitted when an order in the same security is pending or being executed for a client. Cross trades are prohibited between a client’s account and an employee or access person’s account.

In addition to this general guideline, participation in initial public offerings and secondary offerings are absolutely prohibited.

Prior approval from the President is required for participation in private placements.

In addition to the quarterly statement, each employee will provide (within 30 days following the end of each calendar year) a complete list of all securities held in personal, family, and beneficial interest portfolios. The annual listing of holdings in personal accounts will be reconciled with the quarterly transaction reports by the Chief Compliance Officer.

Employees will not accept gifts or entertainment of material value from clients, suppliers, brokers, and other parties that have a business interest with Mitchell Capital Management Company. Material value is an item with a market value greater than $100.00.

MCM employees should understand that trading in securities that are owned in client portfolios involve special risk. If MCM is contemplating or engaged in additional activity, the employee may find his position “frozen” until all client trading activity in that security has been completed.

Strict confidentiality regarding actual and pending transactions in client portfolios will be maintained. In addition, material, non-public information that may become available to a MCM employee may not be communicated to anyone, including persons within MCM. Such information also may not be acted on in either personal or client portfolios.

PENALTIES FOR VIOLATING THE MCM CODE OF CONDUCT INCLUDE:

A.	A verbal and written reprimand that will become part of the employee’s permanent record.

B.	Suspension without pay.

C.	Dismissal and disclosure of the violation to the CFA Institute and the regulatory agencies.